Exhibit 4.7

MANAGEMENT AGREEMENT
RELATING TO ARRANGEMENT OF INSURANCES AND HANDLING OF CLAIMS

THIS AGREEMENT is made the …..th day of ….. 2021 between _________________, whose registered office is at _______________ (hereinafter called the “Owners”), of the one part and STEAMSHIP SHIPBROKING ENTERPRISES INC., whose Registered Office is at  Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (hereinafter called the “Insurance Managers”), of the other part,
WHEREBY IT IS MUTUALLY AGREED BY AND BETWEEN THE PARTIES AS FOLLOWS:-
1.
The Owners hereby appoint the Insurance Managers to provide the management services specified hereunder (the “Services”) in relation to the vessel more particularly described in the Schedule hereto (hereinafter called the “Ship” and/or the “Vessel”), and the Insurance Managers hereby agree to provide such services, for the period and on and subject to the terms and conditions hereinafter contained:

(a)	Arrangement (in consultation with the Owners) of all insurance relating to the Ship and her apparel, fittings, freights, earnings, and disbursements against the customary marine and war risks;
(b)	Arrangement (in accordance with instructions from the Owners) for entry of the Ship in Protection and Indemnity, Defence, and other such Associations; and
(c)	Handling and settlement of all insurance, average, salvage, and other claims in connection with the Ship.
It is hereby explicitly agreed that the Insurance Managers shall provide in respect of the Ship only the afore-mentioned management services and that they shall not provide in respect of the Ship any other management services whatsoever. All other management services in respect of the Ship shall be provided by DIANA WILHELMSEN MANAGEMENT LIMITED (a company incorporated and registered in Cyprus with company number HE 342962 whose registered office is at 21, Vasili Michailidi Street,

3026 Limassol, Cyprus, acting through its office at 350, Syngrou Avenue, Kallithea, Athens, Greece) (“DWM”) pursuant to the management agreement concluded between the Owners and DWM, a copy of which is attached to this Agreement. DWM shall be the “Company” for the purposes of the ISM Code and the ISPS Code and shall be exclusively responsible for the operation, manning, victualing and supplying of the Ship and the Ship’s compliance with all applicable laws concerning management of vessels. The Insurance Managers undertake to provide to DWM all information and assistance necessary in order for DWM to carry out the management of the Vessel and generally the Insurance Managers undertake to cooperate with DWM in order to promote the interests of the Owners in the best and most efficient manner.
2.	The Insurance Managers shall procure that throughout the period of this Agreement:
(A)  at the Owners’ expense, the Vessel is insured for not less than its sound market value or entered for its full gross tonnage, as the case may be for:
(i)  hull and machinery marine risks (including but not limited to crew negligence) and excess liabilities;
(ii)  protection and indemnity risks (including but not limited to pollution risks, diversion expenses and Crew Insurances (by “Crew Insurances” under this Agreement is meant insurance of liabilities in respect of crew risks which shall include but not be limited to death, permanent disability, sickness, injury, repatriation, shipwreck unemployment indemnity and loss of personal effects);
(iii)  war risks (including but not limited to blocking and trapping, protection and indemnity, terrorism and crew risks); and
(iv)  such optional insurances as may be agreed (such as piracy, kidnap and ransom, loss of hire and FD & D).
Sub-clauses 2(A)(i) through 2(A)(iv) all in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations (the “Owners’ Insurances”);
(B)  all premiums and calls on the Owners’ Insurances are arranged to be paid by their due date;
(C)  the Owners’ Insurances name DWM and, subject to underwriters’ agreement, any third party designated by DWM and/or the Insurance Managers as a joint assured, with full cover.

3.
THE INSURANCE MANAGERS shall be entitled: (a) To bring or defend on behalf of the Owners actions, suits, or proceedings in connection with all matters hereby entrusted to the Insurance Managers; (b) To obtain legal advice in relation to disputes or other matters affecting the interests of the Owners in respect of the Ship; and (c) To appoint DWM to assist them in, or to assign to DWM, the handling and settlement of  any insurance, average, salvage, and other claim in connection with the Ship, in which case the Insurance Managers shall cooperate with DWM and provide to DWM all information and assistance necessary in order for DWM to assist the Insurance Managers, or, as the case may be, carry out itself such services.

4.
THIS CONTRACT is agreed for a non-specific period of time, provided that it may be terminated by either party giving 3 (three) months’ notice at any time and without any justification but always in writing, PROVIDED HOWEVER that the Owners shall have the right to terminate the contract without notice against the payment to the Insurance Managers of damages equal to the average management fees paid to them during the last 3 (three) months before termination. Either party shall have the right (but not be bound) to terminate the contract without liability for damages in either of the following events:-

(a)	The Ship shall become an actual, compromised, constructive, or arranged total loss or be sold or otherwise disposed of or cease to be in the disponent ownership of the Owners; or
(b)
If an order be made or resolution be passed for the winding up of the other party (otherwise than a winding up for the purpose of reconstruction or amalgamation), or if a receiver be appointed of the undertaking or property of the other party, or if the other party shall suspend payment or cease to carry on business or make any special arrangement or composition with its creditors.

5.
(a)  Subject to Section 5(b), below, the Management Fees under this Agreement are fixed as US$500 (five hundred United States Dollars only) per month for each month that the Vessel is employed or is available for employment or (ii) US$250 (two hundred and fifty United States Dollars only) per month for each month that the Vessel is laid-up and not available for employment for at least 15 calendar days of such month.

(b)
The Management Fees payable pursuant to Section 5(a) above shall be paid in equal monthly installments in advance, the first installment (pro rata if appropriate) being payable on the date of the execution of this Agreement and subsequent installments being payable at the beginning of every calendar month.

6.	(a) THE INSURANCE MANAGERS shall at their own expense provide all office accommodation, equipment, stationery, and staff ordinarily required for the provision of the Services.
(b)	The Owners shall reimburse the Insurance Managers in respect of:-
i.	Expenditure incurred in and about the performance of the Services;
ii.
Travelling, accommodation, and other expenses incurred in respect of or paid to any superintendents or officers or servants of the Insurance Managers in connection with the performance of the Services; and

iii.
Any expenses in connection with any legal and/or special technical and/or other assistance that may be obtained by the Insurance Managers in connection with the performance of the Services. The Insurance Managers are hereby authorized to use funds of the Owners in their hand for settlement of any claim of the Insurance Managers out of the performance of the Services in priority of any other claim against the Ship and the Owners.

7.	EXPENSES AND DISBURSEMENTS incurred by the Insurance Managers for the Ship will be paid to them by the Owners upon request.
8.
In the context of the performance of the Services the Insurance Managers are hereby authorized to act for and on behalf of the Owners, as well as to represent the Owners before any and all Greek courts and/or authorities, including port authorities in particular, with full powers in respect of all the rights of the Owners, including but not limited to the right of accepting service of any document destined for the Owners, signing contracts of any nature whatsoever, starting legal or arbitration proceedings of any nature and terminating them by compromise or any other method, repudiating contracts, and settling claims of the Owners by compromise provided this is to the interest of the Owners.

9.
(a)  Force Majeure - Neither the Owners nor the Insurance Managers shall be under any liability for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimize or prevent the effect of such events and/or conditions:

(i)
acts of God;(ii) any Government requisition, control, intervention, requirement or interference;(iii)  any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iv)	riots, civil commotion, blockades or embargoes;(v) epidemics;
(vi)	earthquakes, landslides, floods or other extraordinary weather conditions;
(vii)	strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the party seeking to invoke force majeure;
(viii)	fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure; and
(ix)	any other similar cause beyond the reasonable control of either party.
(b)
Liability to Owners Without prejudice to sub-clause 9(a), the Insurance Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Services UNLESS same is proved to have resulted solely from the gross negligence or willful default of the Insurance Managers or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Insurance Managers’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Insurance Managers’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten times the annual management fee payable hereunder.

(c)
Indemnity - Except to the extent and solely for the amount therein set out that the Manager would be liable under sub-clause 9(b) the Owners hereby undertake to keep the Manager and his employees, agents and sub-contractors indemnified and to hold them harmless against all actions proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Insurance Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

(d)
"Himalaya" clause- It is hereby expressly agreed that no employee or agent of the Insurance Managers (including every sub-contractor from time to time employed by the Insurance Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 9, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to the Insurance Managers or to which the Insurance Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Insurance Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 9 the Insurance Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

10.	ARBITRATION CLAUSE
In case any dispute or difference shall arise between the Owners and the Insurance Managers as to the construction, meaning, and effect of anything herein contained, such dispute or difference shall be referred to 2 (two) arbitrators in London, England, to be appointed by the Owners and the Insurance Managers respectively and in case of their disagreement to an umpire to be appointed by the 2 (two) arbitrators as chosen, and this agreement shall be deemed to be a submission to arbitration within the meaning of the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force. The decisions of the 2 (two) arbitrators or the umpire, as the case may be, shall be final and binding upon both parties.
11.	THIS AGREEMENT shall be governed by English law.
12.	(a)	ANY NOTICE which the Insurance Managers may require to give to the Owners shall be validly given if sent to the Owners at _______________.
(b)	ANY NOTICE which the Owners may wish to give to the Insurance Managers shall be validly given if sent to the Insurance Managers at Ymittou 6, 17564 Palaio Faliro, Athens, Greece.
(c)	NOTICES required to be given in writing may be given by letter, telex, fax, or e-mail.
13.	THIS MANAGEMENT AGREEMENT is to be executed in duplicate, 1 (one) for the Owners and 1 (one) for the Insurance Managers.

THE SCHEDULE above referred to:

_________________
_________________

IN WITNESS whereof this agreement has been signed on behalf of the parties hereto by persons duly authorized the day and year first above written.

SIGNED by	SIGNED by

For and on behalf of	For and on behalf of

STEAMSHIP SHIPBROKING ENTERPRISES INC.
(the “Owners”)	(the “Insurance Managers”)